ENERGY FUELS INC.
INCENTIVE-BASED COMPENSATION
CLAWBACK POLICY

(As Approved by the Board on January 27, 2026)

1.PURPOSE

The board of directors (the “Board”) of Energy Fuels Inc. (the “Company”) has adopted this Incentive-Based Compensation Clawback Policy (the “Policy”) in accordance with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 811 (“Section 811”) of the NYSE American Company Guide (the “NYSE Guide”).

The Board shares in the belief, as highlighted in the Final Rule “Listing Standards for Recovery of Erroneously Awarded Compensation” of the U.S. Securities and Exchange Commission (the “SEC”) on the legislative history of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), that “an executive officer should not retain incentive-based compensation that, had the issuer’s accounting been correct in the first instance, would not have been received by the executive officer, regardless of any fault of the executive officer for the accounting errors.” The Board also feels that it should have discretion to recover incentive-based compensation where gross negligence, intentional misconduct or fraud on the part of any of its executive-level or other senior employees is identified. In accordance with these beliefs, the Company, through this Policy, adopts rules for when it must recover incentive-based compensation in excess of amounts actually earned from its executive-level employees due to an accounting restatement and when it may recover incentive-based compensation in full or in part from both its executive level and senior employees due to gross negligence, intentional misconduct or fraud.

2.APPLICATION

This Policy applies where the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “Accounting Restatement”). An Accounting Restatement does not include situations in which financial statement changes did not result from material non-compliance with financial reporting requirements, such as, but not limited to retrospective: (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustment to provision amounts in connection with a prior business combination; and (vi) revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure.

As used in this Policy, “Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part form such measures, including but not limited to stock price and total shareholder return, and whether or not presented within the financial statements or included in a filing with the SEC.

Types of Compensation Subject to Recovery

This Policy applies to any incentive-based compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure (“FRM”) (“FRM Compensation”), as well as to any incentive-based compensation that is not granted, earned or vested based wholly or in part upon the attainment of an FRM, such as time-vesting awards, discretionary awards and awards based wholly on subjective standards, strategic measures or operational measures (“Non-FRM Compensation” and, together with FRM Compensation, “Incentive Compensation”). Incentive Compensation may include, without limitation, cash bonus compensation and equity grants made under the Company’s Omnibus Equity Incentive Compensation Plan, Short-Term Incentive Plan, Long-Term Incentive Plan, Stock Appreciation Right Plan and/or at the Board or Company’s discretion, having been received by Executive Officers and Senior Employees (as defined below) while the Company had a class of securities listed on a national securities exchange or a national securities association. This policy covers Incentive Compensation received by a person after beginning service as an Executive Officer or Senior Employee and who served as an Executive Officer or Senior Employee at any time during the performance or vesting period for that Incentive Compensation.

FRM Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the FRM Compensation award is attained, even if the payment or grant of the FRM Compensation occurs after the end of that period. Non-FRM Compensation is deemed “received” in the fiscal year in which it is paid, even if deemed earned in a prior year.

Current and Former Employees Covered by the Policy

All executive officers, defined as the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration or finance), any other officer who performs a significant policy-making function, or any other person who performs similar significant policy-making functions for the Company (each, an “Executive Officer”), are subject to Section 3 “Mandatory Recovery” of this Policy and to Section 4 “Discretionary Recovery” of this Policy. For the purposes of this Policy, executive officers of the Company’s parent(s) or subsidiaries are deemed Executive Officers if they perform such significant policy-making functions for the Company. Executive Officers will include at a minimum executive officers identified pursuant to Item 401(b) of Regulation S-K.

“Senior Employees,” defined as salaried management personnel, including Management Directors, Controllers, Assistant Controllers, non-executive officers, and managers are subject to Section 4 “Discretionary Recovery” of this Policy only.

(i) All former Executive Officers who served at any time during the period for which recovery of FRM Compensation received is legally mandated, and (ii) all former Executive Officers and Senior Employees who served at any time during the period for which recovery of Non-FRM Incentive Compensation received is compelled by the Board, are subject to this Policy to the same extent as are current Executive Officers and Senior Employees.

3.MANDATORY RECOVERY

Where an Accounting Restatement has occurred, the Board shall recover reasonably promptly[1] from each current and former Executive Officer affected the total amount of FRM Compensation received that exceeds the amount of FRM Compensation that otherwise would have been received had it been determined based on the restated amounts without regard to any taxes paid (the “Erroneously Awarded Compensation”) for the three (3) completed fiscal years, including transition periods resulting from a change in the Company’s fiscal year as provided in paragraph (c)(1)(i)(D) of Section 811, or other applicable securities exchange rules, immediately preceding the date from which the Company is “required” to prepare an Accounting Restatement. Such date shall be the earlier to occur of:

i.the date the Board, a committee of the Board, or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or

ii.the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements are filed.

Where FRM Compensation is based on stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, paragraph (c)(1)(iii)(A) and (B) of Section 811, or other applicable securities exchange rules, shall govern the applicable amounts to be recovered.

The only exceptions to recovery of Erroneously Awarded Compensation that apply are those set out in paragraphs (c)(1)(iv)(A), (B) and (C)[2] of Section 811, or other applicable securities exchange rules, where one such condition must be met in addition to a determination by the Compensation Committee or a majority of the independent members serving on the Board that recovery would be impracticable.

4.DISCRETIONARY RECOVERY

For purposes of this Section 4 only, the definition of “Erroneously Awarded Compensation” shall also include the full amount of Incentive Compensation received by an Executive Officer or Senior Employee during a fiscal year in which the Board determines in its sole discretion that such Executive Officer or Senior Employee engaged in gross negligence, intentional misconduct or fraud.

Where the Board, in its sole discretion, determines that an Executive Officer or Senior Employee has received Erroneously Awarded Compensation, then the Board may, in its full discretion, to the fullest extent permitted by governing laws and to the extent it determines that it is in the Company’s best interest to do so, recover in whole or in part the Erroneously Awarded Compensation from such Executive Officer or Senior Employee, above and beyond any Erroneously Awarded Compensation subject to mandatory recovery under Section 3 of this Policy.

5.METHOD OF RECOVERY

The Board may use its discretion in determining how to recover reasonably promptly Erroneously Awarded Compensation under Sections 3 or 4 above and may opt, as it sees fit depending on the particular facts and circumstances, to seek reimbursement, reduction, cancellation, forfeiture, repurchase, recoupment and/or offset against future compensation, in whole or in part, of Erroneously Awarded Compensation from the Executive Officer or Senior Employee. Such reimbursement, reduction, cancellation, forfeiture, repurchase, recoupment and/or offset against future compensation shall not exceed the Erroneously Awarded Compensation received by such Executive Officer or Senior Employee, and amounts paid or payable pursuant or with respect thereto. When exercising its discretion, the Board should act in a manner that aligns most closely with the purpose of this Policy.

Without limiting the generality of the foregoing, the Board has discretion to establish a deferred payment plan that allows an Executive Officer or Senior Employee to repay the Erroneously Awarded Compensation as soon as possible while avoiding unreasonable economic hardship. If so requested by an

Executive Officer or Senior Employee, the Board shall make every reasonable effort to grant and implement the request in a timely manner. A deferred payment plan shall not be considered a personal loan to an Executive Officer or Senior Employee by the Company.

Before the Board makes a final determination as to whether any recoupment of Erroneously Awarded Compensation will be undertaken under the Policy, the Board shall provide the Executive Officer or Senior Employee with written notice thereof and the opportunity to be heard at a duly held meeting of the Board, which may take place either in person or by way of a conference or video call, as determined by the Board.

To the extent practicable and as permitted by all applicable laws, including, without limitation, federal securities laws and the rules and standards of the applicable national securities exchange, all investigations and related findings under this Policy shall be conducted, undertaken and treated in a confidential manner.

6.ADOPTION AND COMPLIANCE

This Policy was first approved by the Board on November 2, 2023, and applies to all Incentive Compensation received by Executive Officers and Senior Employees on or after October 2, 2023 (the “Effective Date”). Without limiting the scope or effectiveness of this Policy, Incentive Compensation granted or received prior to the Effective Date remains subject to the Company’s prior Incentive Compensation Claw-Back Policy dated January 26, 2023, which prior policy will not apply to any Incentive Compensation received by Executive Officers and Senior Employees on or after the Effective Date. In addition, this Policy is intended to be and will be incorporated as an essential term and condition of any Incentive Compensation agreement, plan or program that the Company establishes or maintains on or after the Effective Date.

All Executive Officers and Senior Employees, and their beneficiaries, heirs, executors, administrators or other legal representatives, are required to comply with this Policy. Upon receipt of this Policy, each Executive Officer and Senior Employee is required to complete the Receipt and Acknowledgement attached as Schedule “A” to this Policy. The Board may require that any employment agreement, grant award agreement or similar agreement relating to Incentive Compensation received on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer or other Senior Employee to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any (i) other remedies or rights of compensation recovery that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, or similar agreement relating to Incentive Compensation, unless any such agreement expressly prohibits such right of recovery, and (ii) any other legal remedies available to the Company. The provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.

This Policy shall be administered by the Board or, if so designated by the Board, its Compensation Committee, in which case, all references herein to the Board shall be deemed references to the Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC or any national securities exchange on which the Company’s securities are listed.

The Company is prohibited from indemnifying any Executive Officer or former Executive Officer or any Senior Employee or former Senior Employee against the loss of Erroneously Awarded Compensation, including by paying or reimbursing for premiums for any insurance policy covering any potential losses, nor shall the Company advance any costs or expenses to any Executive Officer or Senior Employee in connection with any action to recover excess Incentive Compensation.

7.AMENDMENT AND TERMINATION

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect changes in regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by any securities exchange on which the Company’s shares are listed in the future.

[1] “Reasonably promptly” shall refer to the exercise of the Board’s fiduciary duty to safeguard the Company’s assets by pursuing the most appropriate balance of cost and speed depending on the particular facts and circumstances.
[2] (A) where the direct expense of enforcement would exceed the amount to be recovered; (B) where recovery would violate home country law; and (C) where recovery would likely cause an otherwise tax-qualified retirement plan to fail to meet applicable regulations (see Section 811 for full requirements).

Schedule “A”

INCENTIVE COMPENSATION CLAWBACK POLICY
RECEIPT AND ACKNOWLEDGEMENT

I, __________________________________________, hereby acknowledge that I have received and read a copy of the “Energy Fuels Inc. Incentive Compensation Clawback Policy” (the “Policy”). As a condition of my receipt of any future Incentive Compensation as defined in the Policy, I hereby agree to the terms of the Policy. I further agree that if reimbursement is required pursuant to the Policy, the Company shall, to the full extent permitted by governing laws, require reimbursement, reduction, cancellation, forfeiture, repurchase, recoupment and/or offset against future compensation from me. If any such reimbursement, reduction, cancellation, forfeiture, repurchase, recoupment and/or offset against future compensation does not fully satisfy the amount of reimbursement due, I agree to immediately pay the remaining unpaid balance to the Company; provided, I shall be entitled to request a deferred payment plan in accordance with the Policy.

Signature	Date